Exhibit 10.3
FORESTAR REAL ESTATE GROUP INC.
RESTRICTED STOCK UNITS AGREEMENT
     This Agreement is entered into between FORESTAR REAL ESTATE GROUP INC., a Delaware corporation (“Forestar”), and Participant, and is an integral and inseparable term of Participant’s service as an employee, non-employee director, or other service provider of Forestar or an Affiliate. In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, Forestar and the Participant hereby agree as follows:
1.	Grant of Restricted Stock Units. Subject to the restrictions, terms and conditions of this Agreement (the “RSU Agreement”), the Forestar Real Estate Group Inc. 2007 Stock Incentive Plan (the “Plan”) and the Forestar Standard Terms and Conditions for Restricted Stock Units (the “Standard Terms and Conditions” ; together with the Plan and the RSU Agreement, the “Plan Documents”), Forestar hereby awards to the Participant the number of restricted stock units stated above (the “Restricted Stock Units”).

2.	Grant of DERs. Subject to the terms and conditions of the Plan Documents, the Participant is hereby granted a Dividend Equivalency Right (“DER”) to accompany each Restricted Stock Unit. Upon payment of a dividend to a holder of Common Stock, Participant will be entitled to payment of an amount equal to the amount of such per Share dividend payment, multiplied by the number of RSUs granted pursuant to this RSU Agreement, provided that the Participant has not experienced a Separation from Service with Forestar and its Affiliates through the date that such dividend payment was made (the “Dividend Payment Date”). Payment under each DER shall be made by the later of December 31st of the year in which the Dividend Payment Date occurred or 2 1/2 months after such Dividend Payment Date. The form of payment under a DER will be made (at sole discretion of the Committee) in cash or in a number of shares equal to amount of such payment, divided by the Fair Market Value of a Share on the Dividend Payment Date, rounded to the nearest Share.

3.	Governing Documents. The Restricted Stock Units and DERs awarded hereby are subject to all the restrictions, terms and provisions of the Plan Documents, which are herein incorporated by reference, and to the terms of which the Participant hereby agrees. Capitalized terms used in this RSU Agreement that are not defined herein shall have the meaning set forth in the Plan Documents.

4.	No Stockholder Rights. The Restricted Stock Units will be represented by a book entry credited in the name of the Participant and are not actual shares of Common Stock. The Participant will not have the right to vote the Restricted Stock Units or any other rights of a holder of Common Stock as a result of this grant of Restricted Stock Units. The Participant acknowledges and agrees that (a) the Participant’s sole rights with respect to dividend payments are with respect to the payments that arise from the DERs and, (b) the Participant has no rights under this RSU Agreement or the Plan Documents with respect to the payment of dividend payments or the adjustment of the Restricted Stock Units to reflect the payment of cash dividends.
5.	General Vesting Requirements. Except as otherwise provided in the Plan Documents and subject to the conditions of Paragraph 6 hereof, Restricted Stock Units shall vest in accordance with the Vesting Schedule above as of the occurrence of a Vesting Date (including the Scheduled Vesting Date as set forth above), provided that the Participant has not experienced a Separation from Service with Forestar and its Affiliates through such Vesting Date. Notwithstanding the Vesting Schedule provided above, upon a Change in Control, all unvested Restricted Stock Units

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shall immediately vest. Upon an Participant’s Separation from Service for any reason prior to a Vesting Date (including a Change in Control), all Restricted Stock Units and accompanying DERs shall be forfeited, and the Participant shall not thereafter have any rights with respect to the Restricted Stock Units and DERs so forfeited.

6.	Committee Certification of Performance Goals. Except in connection with vesting upon a Change in Control, in no event shall any Restricted Stock Units vest as of the scheduled Vesting Date unless the Committee has certified that the Performance Goal set forth in Exhibit A (if any) hereto has been achieved.

7.	Payment of Restricted Stock Units. Subject to the terms and conditions of the Plan Documents, Forestar will pay to the Participant an amount equal to the Fair Market Value per Share of Common Stock on the Vesting Date, multiplied by the number of RSUs that vest on such Vesting Date (the “Payment”). The Payment will be made as soon as practicable after the Vesting Date, but not later than ninety days after the Vesting Date (or, if earlier, March 15 of the calendar year following the Vesting Date), provided that if the Vesting Date occurs upon or after a Change in Control, the Payment shall be made not later than the fifth business day after the Vesting Date. The form of the Payment will be made (at sole discretion of the Committee) in cash or in a number of shares equal to amount of the Payment, divided by the Fair Market Value of a Share on the Vesting Date, rounded to the nearest Share. Notwithstanding the above, if Participant has either has (a) attained age 65 or (b) attained age 55 and completed at least five years of employment or service with Forestar or any of its Affiliates, the Payment will be subject to Exhibit B herein.

8.	Arbitration. The Participant and Forestar agree that this RSU Agreement arises out of, and is inseparable from, the Participant’s employment or other service with Forestar or any of its Affiliates. The Participant and Forestar further agree to final and binding arbitration as the exclusive forum for resolution of any dispute of any nature whatsoever, whether initiated by the Participant or Forestar, arising out of, related to, or connected with Participant’s employment or other service with, or termination by, Forestar or any of its Affiliates. This includes, without limitation, any dispute arising out of the application, interpretation, enforcement, or claimed breach of this RSU Agreement. The only exceptions to the scope of this arbitration provision are claims arising under any written agreement between the Participant and Forestar or its Affiliate that expressly provides that such claims are not subject to binding arbitration. Arbitration under this provision shall be conducted under the employment dispute rules and procedures of either the American Arbitration Association or of JAMS/Endispute, according to the preference of the party initiating such arbitration. Appeal from, or confirmation of, any arbitration award under this paragraph may be made to any court of competent jurisdiction under standards applicable to appeal or confirmation of arbitration awards under the Federal Arbitration Act. This arbitration provision and related proceedings shall be subject to and governed by the Federal Arbitration Act.

9.	Section 409A Acknowledgement and Release. Participant understands that payments under the Plan and this RSU Agreement are potentially subject to Section 409A of the Code (“409A”) and that if the Plan and this RSU Agreement do not satisfy an exception to 409A or do not comply with the requirements of 409A and the applicable guidance thereunder, then Participant may incur adverse tax consequences under 409A. Participant acknowledges and agrees that (a) Participant is solely responsible for all obligations arising as a result of the tax consequences associated with payments under this RSU Agreement including, without limitation, any taxes, interest or penalties associated with 409A, (b) Participant is not relying upon any written or oral statement or representation by Forestar or any Affiliate thereof, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with the execution of this RSU Agreement and the payment under this RSU Agreement and the Plan, and (c) in deciding to enter into this RSU Agreement, Participant is relying on his or her own judgment and the judgment of the professionals of his or her choice with whom Participant has consulted. Participant hereby releases, acquits and forever discharges the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims,

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damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with the execution of this RSU Agreement and any payment under the Plan and this RSU Agreement.
10.	Miscellaneous. The Committee may from time to time modify or amend this RSU Agreement in accordance with the provisions of the Plan. This RSU Agreement shall be binding upon and inure to the benefit of Forestar and its successors and assigns and shall be binding upon and inure to the benefit of the Participant and his or her legatees, distributees and personal representatives. This RSU Agreement may be executed by Forestar and the Participant by means of electronic or digital signatures, which shall have the same force and effect as manual signatures. Participant agrees that clicking “I Accept” in connection with or response to any electronic communication or other medium has the effect of affixing the Participant’s electronic signature to this RSU Agreement. Participant acknowledges and expressly agrees that the Participant has read the RSU Agreement and the Plan Documents and agrees to their terms. This RSU Agreement shall be governed by and construed in accord with federal law, where applicable, and otherwise with the laws of the State of Texas.

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EXHIBIT A
Performance Goal:
The RSU Performance Goal is a Return on Assets (“ROA”) of at least one percent (annualized) for the Performance Measurement Period. ROA means earnings before interest and taxes (as currently shown on the company income statement, or the reported equivalent in the event of any change in reporting), divided by beginning of year total assets defined as company total assets (or the reported equivalent in the event of any change in reporting.
For purposes of the foregoing, “Performance Measurement Period” means the period beginning the first day of Forestar’s fiscal year that includes the Date of Grant and ending on the last day of the fiscal year immediately preceding the Scheduled Vesting Date (or, in the case of any Vesting Date that occurs by reason of the Participant’s Retirement, through the end of the later of the calendar quarter during which Retirement occurs or the first full calendar quarter after the Date of Grant).

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EXHIBIT B
Section 409A Payment Date in the Event of Certain Changes in Control
If, prior to the calendar year that includes the Scheduled Vesting Date, the Participant will have either (a) attained age 65 or (b) attained age 55 and completed at least five years of service with Forestar or any of its Affiliates, and assuming that the Participant does not incur a Separation From Service prior to such calendar year, then the following shall apply:
Notwithstanding the provisions of paragraphs 5 and 7 of the RSU Agreement, if the Vesting Date occurs by reason of a Change in Control and such Change in Control does not constitute a “change in control event” (within the meaning of Treasury Regs. § 1.409A-3(i)(5)), (a) payment of the cash value of the Restricted Stock Units shall not be made as soon as practicable after such Vesting Date but shall instead be made as soon as practicable (but in all events within five business days) after the earlier of the Participant’s Separation From Service (subject to paragraph 9 of the Standard Terms and Conditions) or the Scheduled Vesting Date and (b) the cash value of the Restricted Stock Units shall be determined based on Fair Market Value on the earlier of such dates.

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FORESTAR REAL ESTATE GROUP INC.
STANDARD TERMS AND CONDITIONS
FOR RESTRICTED STOCK UNITS
1.	Certain Definitions: For purposes of this Forestar Real Estate Group Inc. Terms and Conditions for Restricted Stock Units (the “Standard Terms and Conditions”), the Forestar Real Estate Group Inc. 2007 Stock Incentive Plan (the “Plan”), and the Agreement that evidences the grant of Restricted Stock Units under the Plan (the “RSU Agreement”) to which this Standard Terms and Conditions applies, the following terms shall have the meanings set forth below:
a.	Change in Control:
i.	A change in control shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(1)	any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Forestar (not including in the securities beneficially owned by such Person any securities acquired directly from Forestar or its Affiliates) representing 20% or more of the combined voting power of Forestar’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clauses (a), (b) or (c) of paragraph (3) below;

(2)	within any twenty-four (24) month period, the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Forestar) whose appointment or election by the Board or nomination for election by Forestar’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(3)	there is consummated a merger, consolidation of Forestar or any direct or indirect subsidiary of Forestar with any other corporation or any recapitalization of Forestar (for purposes of this paragraph (III), a “Business Event”) unless, immediately following such Business Event (a) the directors of Forestar immediately prior to such Business Event continue to constitute at least a majority of the board of directors of Forestar, the surviving entity or any parent thereof, (b) the voting securities of Forestar outstanding immediately prior to such Business Event continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Forestar or any subsidiary of Forestar, at least 60% of the combined voting power of the securities of Forestar or such surviving entity or any parent thereof outstanding immediately after such Business Event, and (c) in the event of a recapitalization, no Person is or becomes the Beneficial Owner,

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directly or indirectly, of securities of Forestar or such surviving entity or any parent thereof (not including in the securities Beneficially Owned by such Person any securities acquired directly from Forestar or its Affiliates) representing 20% or more of the combined voting power of the then outstanding securities of Forestar or such surviving entity or any parent thereof (except to the extent such ownership existed prior to the Business Event);

(4)	the shareholders of Forestar approve a plan of complete liquidation or dissolution of Forestar;

(5)	there is consummated an agreement for the sale, disposition or long-term lease by Forestar of substantially all of Forestar’s assets, other than (a) such a sale, disposition or lease to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Forestar in substantially the same proportions as their ownership of Forestar immediately prior to such sale or disposition or (b) the distribution directly to Forestar’s shareholders (in one distribution or a series of related distributions) of all of the stock of one or more subsidiaries of Forestar that represent substantially all of Forestar’s assets; or

(6)	any other event that the Board, in its sole discretion, determines to be a Change in Control for purposes of this Agreement. Notwithstanding the foregoing, a “Change in Control” under clauses (1) through (5) above shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Forestar immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, own all or substantially all of the assets of Forestar as constituted immediately prior to such transaction or series of transactions.
ii.	For purposes of this definition of “Change in Control”:
(1)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(2)	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(3)	“Effective Date” means, the Date of Grant of the applicable Restricted Stock Units.

(4)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(5)	“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Forestar or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Forestar or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such

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securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of Forestar in substantially the same proportions as their ownership of stock of Forestar.
b.	Dividend Equivalency Rights or DERs: means a right granted in connection with a Restricted Stock Unit to receive payment on the terms and conditions set forth in the Plan Documents of an amount equivalent to any dividend paid to a holder of Common Stock.

c.	Forestar: means Forestar Real Estate Group Inc. and any successor thereto.

d.	Plan Documents: means the Plan.

e.	RSU Agreement: means the written Agreement executed by Forestar and a Participant evidencing a grant of Restricted Stock Units under the Plan.

f.	Retirement: means a Participant’s voluntary Separation of Service after either (i) attaining age 65 or (ii) attaining age 55 and completing at least five years of service with Forestar or any of its Affiliates. A RSU Agreement may modify or otherwise provide circumstances in which a Separation of Service constitutes a Retirement.

g.	Separation From Service: means a Participant’s separation from service (within the meaning of Treasury Regs. § 1.409A-1(h)) with Forestar and its Affiliates after the Date of Grant of the relevant Restricted Stock Units, or, in the case of a non-employee director, the director’s termination of service with the Board.

h.	Vesting Date: means, with respect to any award of Restricted Stock Units hereunder, the earliest of (a) such date or dates as the Committee shall specify in the Restricted Stock Units Agreement evidencing such award of Restricted Stock Units as the Scheduled Vesting Date(s), (b) the occurrence of a Change in Control, (c) the Participant’s death or Retirement, or (d) the Participant’s becoming disabled (within the meaning of Section 409A of the Code).
Capitalized terms used herein but not defined herein shall have the meaning assigned to such terms in the Plan.
2.	Restricted Stock Unit Agreement; Acceptance and Execution: The grant of Restricted Stock Units shall be evidenced by, and subject to the terms and conditions of, a RSU Agreement. The RSU Agreement shall identify the Participant who has been granted the RSUs, the Date of Grant, the number of Restricted Stock Units and accompanying DERs (if any) granted pursuant to an Award, the dates upon which Restricted Stock Units and accompanying DERs (if any) become vested an are payable. Restricted Stock Units shall be immediately cancelled and expire if the applicable RSU Agreement is not executed (in such manner as may be specified by Forestar) by such Participant (or his or her agent or attorney) and delivered to Forestar (in such manner as may be specified by Forestar) within 60 days after the Date of Grant of the Restricted Stock Units (unless an extension of such deadline for extenuating circumstances is approved by a Vice President of Forestar).

3.	Form of Awards: Restricted Stock Units and accompanying DERs, when issued, will be represented by a book entry in the name of the Participant. Unless and until a certificate or certificates representing Shares will have been issued by Forestar to Participant for payment under an Restricted Stock Unit, Participant will not be or have any of the rights or privileges of a shareholder of Forestar with respect to Shares issuable upon vesting of this RSU.

4.	Vesting and Time of Payment: Provided that a Participant has not experienced a Separation from Service with Forestar or an Affiliate through the Vesting Date, the Participant shall vest and be entitled to payment under a Restricted Stock Unit on the Vesting Date for such Restricted Stock Unit. The payment under a Restricted Stock Unit shall be made no later than the date that is 2 1/2 months following the end of the year in which the Vesting Date occurs. Notwithstanding the above, payment under a Restricted Stock Unit shall be subject to paragraph 9 herein.

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5.	Payment Amount: The amount of payment under each Restricted Stock Unit shall be equal to the Fair Market Value per Share of Common Stock on the Vesting Date of each such Restricted Stock Unit.

6.	Dividend Equivalency Rights: Upon the payment of a dividend to a holder of Common Stock, the holder of a DER will either be paid an amount equal to such dividend or be credited such amount to a bookkeeping account, with such the amount reflected in such account to be paid upon the vesting and payment of the underlying DER, provided a Participant has not experienced a Separation from Service with Forestar or an Affiliate through the date such dividend payment is made to a holder of Common Stock. Upon the Participant’s Separation from Service with Forestar and its Affiliates or the vesting and payment of the accompanying RSU, the DER will expire, and Participant shall not longer be entitled to payment under such DER.

7.	Nonalienation of Benefits: Except as required by applicable law, no right or benefit under the Plan or any Restricted Stock Units Agreement shall be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, transfer, pledge, exchange, transfer, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit. If any Participant shall become bankrupt or attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge any right or benefit under the Plan or any Restricted Stock Units Agreement, then such right or benefit shall, in the discretion of the Committee, cease and terminate, and in such event, the Committee in its discretion may hold or apply the same or any part thereof for the benefit of the Participant or his beneficiary, spouse, children or other dependents, or any of them, in such manner and in such proportion as the Committee may deem proper.

8.	Withholding: Forestar’s obligation to pay Restricted Stock Units in accordance with, and subject to the terms of, the applicable Restricted Stock Units Agreement, shall be subject to the satisfaction of applicable federal, state and local tax withholding requirements (if any). Restricted Stock Unit payments that are withheld to satisfy applicable withholding taxes shall be determined based on the Fair Market Value of the Common Stock on the date the withholding tax obligation arises. Only the required statutory minimum tax may be withheld; excess tax withholding is not allowed.

9.	Section 409A: Notwithstanding any provision to the contrary in an RSU Agreement or the Plan, if a Participant is a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Code), then to the extent required by Section 409A(a)(2)(B) of the Code, no payment of Restricted Stock Units shall be made to the Participant prior to the earlier of (a) the expiration of the six month period measured from the date of the Participant’s Separation From Service, and (b) the date of the Participant’s death. An RSU Agreement may also provide for additional or modified terms of vesting or payment of a Restricted Stock Unit to those terms set forth in paragraph 4 herein following the date on which a Participant has satisfied the age and/or service requirements for Retirement as set forth in paragraph 1e above.

10.	No Right to Continued Employment; No Additional Rights: Nothing contained in the Plan or in any Restricted Stock Units Agreement shall confer on any Participant any right to continue in the employ or service of Forestar or any of its Affiliates or interfere in any way with the right of Forestar or an Affiliate to terminate the employment or service of a Participant at any time, with or without cause, notwithstanding the Restricted Stock Units awarded to the Participant may be forfeited. Nothing in the Plan Documents or any Restricted Stock Units Agreement shall be construed to give any employee, director or consultant of Forestar or any Affiliate any right to receive an award of Restricted Stock Units or as evidence of any agreement or understanding, express or implied, that Forestar or any Affiliate will employ or retain the Participant in any particular position or at any particular rate of remuneration, or for any particular period of time.

11.	Changes in Stock: In the event of any change in the outstanding stock covered by Restricted Stock Units by reason of any stock dividend, split-up, spin-off, recapitalization, reclassification,

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combination or exchange of shares, merger, consolidation or liquidation or the like, the Committee shall provide for a substitution for or adjustment in the number and class of shares covered by the Restricted Stock Units. The Committee’s determination with regard to any such substitution or adjustment shall be conclusive. The Committee may at any time, in its sole discretion, make such amendments to the terms of Restricted Stock Units Agreements as it deems necessary or appropriate to reflect any adjustments or substitutions made pursuant to this paragraph.

12.	Exclusion from Pension, Profit-Sharing and Other Benefit Computations: By acceptance of a Restricted Stock Units award under the Plan, a Participant shall be deemed to have agreed that any compensation arising out of the award constitutes special incentive compensation that shall not be taken into account as “salary”, “pay”, “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of Forestar or any Affiliate. In addition, each Participant shall be deemed to have agreed that neither the award, vesting nor payment of Restricted Stock Units shall be taken into account in determining the amount of any life insurance coverage or short or long-term disability coverage provided by Forestar or any Affiliate.

13.	Applicability: These Standard Terms and Conditions shall apply to Restricted Stock Units as to which the Committee designates it as applying, and the Committee may designate it as applying in whole or in part in its discretion to a Restricted Stock Units award.

14.	Plan Controls: In the event of any conflict between the Plan and the terms of a Restricted Stock Units Agreement or the Standard Terms and Conditions, the Plan shall govern.

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